Exhibit 10.10

* TEXT OMITTED AND FILED SEPARATELY. CONFIDENTIAL TREATMENT REQUESTED BY AVICENA GROUP, INC. UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 200.83 AND UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SUPPLY, LICENSE AND DEVELOPMENT AGREEMENT

THIS SUPPLY, LICENSE AND DEVELOPMENT AGREEMENT is made and entered into as of August 17, 2000, by and between THE AVICENA GROUP, INC., a Delaware corporation having offices at One Cambridge Center, Fifth Floor, Cambridge, Massachusetts 02142 (“Avicena”), and ESTÉE LAUDER, INC., a Delaware corporation having offices at Research Park, 125 Pinelawn Road, Melville, New York 11747 (together with its affiliates, “Estée Lauder”).

WHEREAS, Avicena is in the business of developing, among other things, applications of Creatine and Creatine-based compounds based on Avicena’s energy impairment technology;

WHEREAS, Avicena possesses certain Know-How and intellectual property rights concerning Creatine and the abovementioned applications;

WHEREAS, Estée Lauder would like to purchase Creatine from Avicena;

WHEREAS, Avicena is willing to supply, and Estée Lauder is willing to purchase, Creatine; and

WHEREAS, Avicena is willing to grant, and Estée Lauder is willing to acquire exclusive rights to use certain Know-How and intellectual property rights, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Avicena and Estée Lauder do hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following definitions.

1.1    Affiliate means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.1, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2    Confidential Information means all Know-How or other information, including, but not limited to, proprietary information and materials (whether or not patentable) regarding a Party’s technology, business information or objective, which has been transmitted in any form, written or otherwise, from one Party to the other during the course of the Parties relationship relating to the subject matter of this Agreement to date, and continuing through the duration of this Agreement and for five (5) years from the date of disclosure of such Know-How or other information (whichever is longer).

1.3    Contract Year means: (i) the twelve (12) month period beginning on the Effective Date and ending the day before the first anniversary of the Effective Date; or (ii) the twelve (12) month period beginning on the first anniversary of the Effective Date and ending on the day before the second anniversary of the Effective Date. Each of (i) and (ii) constitute a “Contract Year.”

1.4    Creatine means creatine monohydrate, creatine anhydrous, and other creatine salt or hydration states. It is not intended to include other creatine analogs.

1.5    Effective Date means the date upon which Estée Lauder places the first order for Creatine with Avicena; provided, however, that Estée Lauder places such first order of Creatine within eight(8) months of the date of this Agreement first mentioned above.

1.6    Know-How means any technical knowledge, information and materials, including, but not limited to, ideas, concepts, formulas, means, methods, procedures, drawings, designs, apparatus, assembly, schematics, compositions, plans, applications, technical data, samples, inventions and biological materials and FDA regulatory information that are owned or otherwise controlled by Avicena and which Avicena reasonably determines is necessary or helpful to the use of Creatine as contemplated by this Agreement.

1.7    Licensed Products mean any skin care or cosmetics products manufactured, sold or offered by Estée Lauder which incorporate the Creatine delivered by Avicena hereunder, and the use or sale of which is covered by a claim of Patent Rights or Know-How.

1.8    Party means Avicena or Estée Lauder. “Parties” means Avicena and Estée Lauder. As used in this Agreement, references to third parties do not include a Party or its Affiliates.

1.9    Patent Rights means any United States or foreign patent or patent application owned by or licensed to Avicena or any of its Affiliates, now or at any time during the term of this Agreement, which would otherwise be infringed by Estée Lauder’s use or sale of Creatine. The pertinent patents and applications are listed in Appendix A.

ARTICLE 2

GRANT OF RIGHTS AND LICENSES

2.1    Use of Know-How. Avicena grants to Estée Lauder an exclusive right and license during the term of this Agreement to use the Know-How worldwide, to the extent required in order to make, have made, use, sell, have sold and offer to sell the Licensed Products; provided, however, that this right and license does not include any right or license to make Creatine. As soon as practical after the Effective Date, but in no event later than sixty (60) days after the Effective Date, the parties shall provide to each other as part of the consideration hereunder, all of the Know-How in their possession as of such date. During the term of this Agreement, the parties shall continue to provide each other with additional Know-How as such Know-How comes into their possession from time to time, subject to the confidentiality and non-use provisions of Article VIII herein, unless otherwise agreed upon in writing.

2.2    Use of Patents. Avicena also grants to Estée Lauder an exclusive right and license during the term of this Agreement to practice the Patent Rights worldwide in order to make, have made, use, sell, have sold and offer to sell the Licensed Products; provided, however, that this right and license does not include any right or license to make Creatine.

ARTICLE 3

SUPPLY OBLIGATIONS

3.1    Exclusivity. During the term of this Agreement, and subject to the provisions of Paragraph 3.4, Estée Lauder and its Affiliates shall not purchase Creatine from any third party for incorporation into skin care or cosmetic products the use or sale of which, in the absence of the right and license granted under this Agreement, would infringe Patent Rights or require Know-How. During the term of this Agreement, Avicena shall not sell Creatine to any third party for incorporation into skin care or cosmetic products.

3.2    Obligations. During the term of this Agreement, Avicena shall use reasonable commercial efforts to supply such quantities of Creatine to Estée Lauder as identified and specified in purchase orders delivered to Avicena from time to time by Estée Lauder.

3.3    Forecast. In order to assist Avicena in planning its production, within ninety (90) days of the execution of this Agreement by both parties, Estée Lauder will provide Avicena with a six month rolling forecast of the quantities of Creatine required by Estée Lauder, by month, for the following six months. The forecast shall be made in good faith and shall constitute Estée Lauder’s best estimates of future orders, but shall not be binding on Estée Lauder; Estée Lauder shall thereafter from time to time place firm orders with Avicena at least thirty (30) days before the desired delivery date by the transmittal to Avicena of written orders on Estée Lauder’s regular purchase order forms. Such purchase orders shall identify the types and quantities of Creatine ordered, requested delivery date(s) and any export/import information required to enable Avicena to fill such order.

3.4    Third Party Manufacture. If at any time during the term of this Agreement Avicena becomes aware of the likelihood that it will be unable to deliver the quantity of Creatine specified in any Estée Lauder purchase order on a timely basis, then Avicena shall promptly notify Estée Lauder in writing of such event and of the reasons for its inability to deliver Creatine on a timely basis. In any such event, or if Avicena shall have failed to deliver the quantity of Creatine specified in a purchase order, then Estée Lauder shall have the right to purchase from any person Creatine sufficient to satisfy its requirements, and any products containing such third party Creatine shall be considered Licensed Products under this Agreement; provided, however, that Estée Lauder agrees to resume purchasing Creatine from Avicena when it has received reasonable assurances from Avicena that it can again meet Estée Lauder’s requirements.

3.5    Packaging, Shipping and Storage. Unless Estée Lauder requests otherwise, all Creatine ordered shall be packed for shipment and storage in accordance with Avicena’s standard commercial practices. It is Estée Lauder’s obligation to notify Avicena and obtain Avicena’s consent to any special packaging requirements (which shall be at Estée Lauder’s expense).

3.6    Avicena shall manufacture and process Creatine in accordance with the specifications, technical data and other information Avicena has previously furnished Estée Lauder, which are set forth in Appendix B. Creatine delivered in accordance with such specifications shall be substantially identical, in all relevant respects, to the samples of Creatine with which Avicena has previously supplied Estée Lauder.

3.7    Discrepancy. In the event of any discrepancy between any purchase order and this Agreement, the terms of this Agreement shall govern.

ARTICLE 4

PAYMENT FOR PRODUCT

4.1    Product Price. Estée Lauder shall pay Avicena for all Creatine supplied under this Agreement at the rate of […***…].

4.2    Form of Payment. Upon making each shipment of Creatine, Avicena shall invoice Estée Lauder on its then current and dated invoice form. All payments required for an order of Creatine as described above shall be made by check in good funds, payable in U.S. dollars to the order of The Avicena Group, Inc., and shall be delivered to Avicena within thirty (30) days of the date of the invoice on each accepted shipment.

ARTICLE 5

WAREHOUSING AND DELIVERY

5.1    Deliveries. All deliveries of Creatine shall be F.O.B. at a location designated by Avicena. It shall be Estée Lauder’s responsibility to arrange and pay for all transportation, insurance and other charges incurred after Avicena’s delivery to the F.O.B. point. Avicena shall provide Estée Lauder with at least seventy-two (72) hours advance notice of the availability of a shipment of Creatine. If such delivery is not picked up by a common carrier within twenty-four (24) hours of the actual date of delivery of the shipment to the F.O.B. point, Avicena, upon notice to Estée Lauder, may deliver Creatine to Avicena’s warehouse facility for storage. Estée Lauder shall thereupon pay such delivery, storage and handling fees as are customary in the industry.

* CONFIDENTIAL TREATMENT REQUESTED BY AVICENA GROUP, INC.

5.2    Invoices; Shipping Documents. Avicena shall be responsible for preparing invoices and shipping documents for Estée Lauder in respect of Creatine supplied hereunder.

5.3    Passage of Title. Beneficial ownership of, title and risk of loss to the Creatine shall pass to Estée Lauder when such Creatine is picked up by a common carrier at the F.O.B. point or warehouse facility pursuant to Section 5.1. above, but passage of title shall not constitute acceptance of a shipment.

5.4    Inspection of Deliveries. Estée Lauder will have the right to inspect deliveries of Creatine and verify their conformity to the order. If Estée Lauder determines that the Creatine does not conform to the applicable specifications and agreements or there are other delivery errors, Estée Lauder will notify Avicena in writing of all nonconformities that existed at the time of delivery of the Creatine. Such notification shall be made as soon as reasonably possible after discovery of the nonconformity, but not later than six (6) weeks after delivery of the lot in dispute to Estée Lauder. Such notice shall specify the reasons for rejection. If Estée Lauder does not reject a delivery of the Creatine within six (6) weeks after delivery, Estée Lauder will be deemed to have accepted the shipment. After notice of rejection is received by Avicena, EL shall cooperate in good faith with Avicena in determining whether rejection is necessary or justified.

ARTICLE 6

LIMITED WARRANTY

6.1    Warranty. Avicena warrants that the Creatine it supplies pursuant to this Agreement will substantially meet the specifications of the certificate of analysis that will be included with each shipped order and which shall be substantially in compliance with the specifications provided in Appendix B. Any Creatine delivered to Estée Lauder by Avicena that does not conform to the specifications and are rejected after delivery as set forth in Section 5, or that are otherwise not in compliance with the warranty made in this Section 6.1, will be replaced, or Estée Lauder’s account may be credited, at Estée Lauder’s election.

6.2    Additional Warranty. Avicena further represents and warrants that (i) it has on the date hereof, and shall retain at all times during the term of this Agreement, the full right and authority to grant the rights to Estée Lauder set forth herein; (ii) its production and sale of Creatine to Estée Lauder and Estée Lauder’s purchase and distribution of Licensed Products, as provided herein, does not, to the best of Avicena’s knowledge, as of the date this Agreement is effective, and will not during the term of this Agreement, infringe upon any third party patent, or violate any valid rights of any person or any applicable law, rule or regulation; (iii) it has not granted to any person any rights which are inconsistent with the rights granted to Estée Lauder under this Agreement, including, but not limited to, a right or license to manufacture, use, promote, sell, offer for sale or distribute any skin care or cosmetics product containing Creatine, or utilize any proprietary rights in skin care and cosmetic products containing Creatine; and (iv) there is no investigation by any governmental body of which it is aware, or any action, suit, proceeding or claim pending against it, or, to its knowledge, threatened against it with the transactions contemplated by this Agreement or Licensed Products.

6.3    Authorization. Avicena and Estée Lauder each represents and warrants that the individuals executing this Agreement on its behalf have been duly authorized to do so and that all necessary actions, authorizations, resolutions and approvals have been secured prior to the execution and delivery of this Agreement.

6.4    Disclaimer. EXCEPT AS STATED ABOVE, AVICENA DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE CREATINE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.5    Limitation on Liability. WITH RESPECT TO THIRD PARTY CLAIMS FOR PERSONAL INJURY OR DEATH RESULTING FROM NON-CONFORMING CREATINE, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY DAMAGES RESULTING FROM LOSS OF PROFITS, OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THE USE, MANUFACTURE OR SALE OF THE LICENSED PRODUCTS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. AVICENA DISCLAIMS ALL LIABILITY FOR ANY FAILURE OF CREATINE SHIPPED UNDER THIS AGREEMENT TO HAVE ANY SPECIFIC EFFICACY, OR PRODUCE ANY SPECIFIC RESULTS, AS PART OF THE LICENSED PRODUCTS. THE FOREGOING SENTENCES SHALL NOT BE CONSTRUED TO LIMIT THE RESPONSIBILITY OF AVICENA WITH RESPECT TO THE QUALITY OR COMPLIANCE WITH THE SPECIFICATIONS OF CREATINE PROVIDED UNDER THIS AGREEMENT OR TO RELIEVE EITHER PARTY OF ANY OF ITS OBLIGATIONS UNDER SECTION 6.6 HEREIN.

6.6    Indemnification. Each party shall indemnify and hold the other harmless against any and all liability, loss, damage, cost or expense, including reasonable attorneys’ fees, paid or incurred by the other party by reason of or arising out of (i) the other party’s negligent or willful misconduct in its performance under this agreement, or (ii) any breach by the other of the covenants, warranties, or representations binding upon or made by that party under this Agreement or any litigation, investigation, claim or proceeding in any way related to this Agreement.

ARTICLE 7

CONFIDENTIALITY

7.1    Confidentiality. Each Party acknowledges and agrees that in the course of its performance of this Agreement, Confidential Information may be disclosed or made available to the other Party. Accordingly, during the term of this Agreement, and for five (5) years from the date of disclosure (whichever is longer), each Party hereby represents and agrees to the following:

a. the Party disclosing Confidential Information hereunder (the “Disclosing Party”) has a proprietary interest in such Confidential Information. All disclosures of Confidential Information to the other Party (the “Receiving Party”), its agents and employees shall be held in strict confidence by such Receiving Party, which shall disclose such Confidential Information only to those of its agents and employees to whom it is necessary in order to properly carry out their duties as limited by the terms and conditions hereof. The Receiving Party shall not use such Confidential Information except for the purposes of exercising its rights and carrying out its duties hereunder.

b. this Section 7.1 shall also apply to any consultants or subcontractors that the Receiving Party may engage in connection with this Agreement.

c. each Party shall take necessary steps to ensure that its employees respect the terms of this Article VII.

7.2    Exceptions. Notwithstanding anything contained in this Agreement to the contrary, neither Party shall be liable for a disclosure of the Disclosing Party’s Confidential Information if the information so disclosed:

a. was in the public domain at the time it was disclosed by the Disclosing Party to the Receiving Party or subsequently enters the public domain without the Receiving Party violating its obligations under Section 7.1;

b. was known to or contained in the records of the Receiving Party at the time of disclosure by the Disclosing Party to the Receiving Party and can be so demonstrated;

c. becomes known to the Receiving Party from a source other than the Disclosing Party without such source breaching its confidentiality obligations to the Disclosing Party;

d. was required to be disclosed under court order or as otherwise required by law, provided that the Receiving Party has given the Disclosing Party prior written notice of such required disclosure and has assisted the Disclosing Party in its reasonable efforts to prevent or limit such disclosure; or

e. was independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information of the Disclosing Party.

7.3    Misappropriation. If either Party discovers a misappropriation of the other Party’s Confidential Information by a third party, it shall give the other Party prompt notice thereof and shall take no other action against the alleged misappropriator without the prior written consent of the other Party. The discovering Party agrees to cooperate with the other Party, at no out-of-pocket expense to the discovering Party, in connection with any action reasonably taken by the other Party to pursue such misappropriator. Any recovery of damages or attorneys’ fees in such actions, or amounts received in settlement thereof, shall accrue to the Party that owns the Confidential Information, net of any costs and expenses incurred by the discovering Party in obtaining such recovery.

7.4    Agreement terms. Each party agrees not to disclose to third parties the terms of this or any other agreement, business relationship, or negotiations with the other party, nor use the name of the other party in any advertising, promotion or publicity, without the prior written consent of the other party, which consent may be withheld by a party in its sole discretion. This shall not preclude either party from communicating with its directors, officers or other representatives who, in the course of their responsibilities for that party, need to know information referred to in this paragraph 7.4, and are advised of, and agree to the provisions of this paragraph 7.4.

ARTICLE 8

TERM AND TERMINATION

8.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years after the first significant commercial order of Creatine, unless sooner terminated; provided, however, that under no circumstances may Estée Lauder delay its first order for Creatine from Avicena – and thus delay the Effective Date – by more than eight (8) months from the date of this Agreement first mentioned above. At the end of the two year term of this Agreement, the license shall be automatically extended as a non-exclusive license, on terms to be determined between the parties within 60 (sixty) days prior to the expiration of the exclusive term, with the proviso that Estée Lauder shall be granted a “most favored licensee” status with respect to the non-exclusive license.

8.2    In the event that Estée Lauder has not placed its first order for Creatine with Avicena within eight (8) months of the date of this Agreement first mentioned above, and thereby delays the Effective Date by such period, then this Agreement shall automatically terminate and be of no force or effect.

8.3    Breach. In the event of breach of any material provision of this Agreement, the breaching Party shall have thirty (30) days after written notice thereof by the non-breaching Party within which to cure such breach. In the event such breach has not been cured within such period of time, the non-breaching Party may on notice to the breaching Party terminate this Agreement, effective immediately.

8.4    Other termination. Estée Lauder may terminate this agreement upon ninety (90) days written notice to Avicena. Either party may, without prior notice, terminate this Agreement if the other party ceases doing business as a going concern, makes an assignment for the benefit of creditors, shall not be paying its debts in the ordinary course, shall have become insolvent, or shall, voluntarily or involuntarily, become party to insolvency proceedings. Nothing in paragraphs 9.3 or 9.4 shall be deemed to limit or otherwise affect in any manner any rights or remedies to which either party shall be entitled, by law or otherwise.

8.5    Survival. Articles VI, VII, VIII, and IX hereof shall survive termination or expiration of this Agreement.

8.6    Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason:

a. each Party shall promptly terminate all use of any Confidential Information of the other Party;

b. each Party shall, at the request of the other, either promptly return to the other Party or destroy all of the other Party’s Confidential Information in any form whatsoever which it may have in its possession, custody or control (whether direct or indirect); and

c. Estée Lauder shall not be released from its obligation to pay any sums then owing to Avicena and neither Party shall be released from the obligation to perform any other duty or to discharge any other liability that has been incurred prior to the expiration or termination of this Agreement. Subject to the foregoing, neither Party shall by reason of the termination of this Agreement be liable to the other for compensation or damages on account of the loss of profits or sales, or expenditures, investments or commitments in connection therewith.

ARTICLE 9

MISCELLANEOUS

9.1    Assignment. No Party shall assign any or all of its rights or obligations hereunder to any third party without first obtaining the written consent thereto of the other Party, which consent shall not be unreasonably withheld or delayed, except that in the event of an assignment to an Affiliate of the assigning Party or to the acquiror of all or substantially all of the capital stock or assets of the assigning Party related to this Agreement, through purchase, merger, consolidation or otherwise, no such consent shall be required, if the assignee agrees to be bound by the terms hereof within five (5) days after such assignment. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Avicena, Estée Lauder and their respective successors and permitted assigns. Any reference to Avicena and Estée Lauder hereunder shall be deemed to include the successors thereto and permitted assigns thereof.

9.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be fully performed therein, without regard to principles of conflicts of law.

9.3    Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by Avicena or Estée Lauder therefrom, shall be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Avicena and Estée Lauder, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreements, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Avicena and Estée Lauder.

9.4    Relationship of the Parties. Nothing herein contained shall be deemed to create a joint venture, agency, partnership or employer-employee relationship between the Parties hereto. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

9.5    Notices. All notices, requests and other communications to Avicena or Estée Lauder hereunder shall be in writing (including telecopy or electronic transmissions) and shall be personally delivered or sent by telecopy or other electronic transmission during normal business hours or by certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such other address as may be specified in writing to the other Party hereto):

If to Avicena:

The Avicena Group, Inc.

One Cambridge Center, Fifth Floor

Cambridge, MA 02142

Attention: Dr. Belinda Tsao

If to Estée Lauder:

Estée Lauder Companies Inc.

Research Park

125 Pinelawn Road

Melville, NY 11747

Attention: Dr. Daniel Maes

Any notice or communication given in conformity with this Section 10.5 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or other electronic transmission, and three (3) days after mailing, if mailed.

9.6    Each Party shall indemnify and hold the other harmless against any and all liability, loss, damage, cost or expense, including reasonable attorneys’ fees, paid or incurred by the other party by reason of or arising out of any breach by the other of the covenants, warranties, or representations binding upon or made by that party under this Agreement, or any litigation, investigation, claim or proceeding in any way related to this Agreement.

9.7    Avicena and Estée Lauder agree not to issue any press release or other public statement disclosing the existence of or relating to this Agreement, or to use the name of the other Party in any manner whatsoever, without prior written consent of the other Party; provided, however, that neither Avicena nor Estée Lauder shall be prevented from complying with any duty of disclosure it may have pursuant to law (including SEC regulations) subject to notifying the other Party in writing and giving such other party reasonable time to comment on proposed disclosure prior to its issuance.

9.8    Complete Agreement. This Agreement constitutes the entire agreement of Avicena and Estée Lauder with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Avicena and Estée Lauder with respect to such subject matter.

9.9    Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a)

all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Avicena and Estée Lauder hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

9.10    Failure; Delay. No failure on the part of Avicena or Estée Lauder to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

9.11    Activities. Each of Avicena and Estée Lauder covenants and agrees that all of its activities under or pursuant to this Agreement shall comply in all material respects with all applicable laws, rules and regulations.

9.12    Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration interpreting, this Agreement.

9.13    Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as an instrument under seal by their duly authorized officers.

THE AVICENA GROUP, INC.		ESTÉE LADDER, INC.

By:	/S/ NORMAN JANGAARD	By:	/S/ HARVEY GEDEON
	Name: Dr. Norman Jangaard		Name: Harvey Gedeon
	Title: Chief Executive Officer		Title: Senior Vice President, Research and Development